Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of BFLY Operations, Inc. and its subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BFLY Operations, Inc. and its subsidiaries (formerly Butterfly Network, Inc., the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

March 29, 2021

New York City, New York

We have served as the Company's auditor since 2020.

BFLY OPERATIONS, INC. (FORMERLY BUTTERFLY NETWORK, INC.)

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$60,206	$90,002
Accounts receivable, net	5,752	1,951
Inventories	25,805	9,441
Current portion of vendor advances	2,571	5,239
Prepaid expenses and other current assets	2,960	1,793
Due from related parties	38	829
Total current assets	$97,332	$109,255
Property and equipment, net	6,870	5,325
Non-current portion of vendor advances	37,390	46,940
Other assets – related party	-	1,661
Other non-current assets	5,599	1,956
Total assets	$147,191	$165,137
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$16,400	$5,168
Deferred revenue, current	8,443	3,200
Due to related parties	154	6
Accrued purchase commitments, current	22,890	-
Accrued expenses and other current liabilities	21,808	6,951
Total current liabilities	$69,695	$15,325
Deferred revenue, non-current	$2,790	$587
Convertible debt	49,528	-
Loan payable	4,366	-
Accrued purchase commitments, non-current	19,660	-
Other non-current liabilities	2,146	566
Total liabilities	$148,185	$16,478
Commitments and contingencies (Note 17)
Convertible preferred stock:
Convertible preferred stock (Series A, B, C and D) $.0001 par value with an aggregate liquidation preference of $383,829; 103,242,914 shares authorized, issued and outstanding	360,937	360,937
Stockholders’ deficit:
Common stock $.0001 par value; 112,000,000 and 112,000,000 shares authorized at December 31, 2020 and 2019, respectively; 6,350,083 and 5,720,842 shares issued and outstanding at December 31, 2020 and 2019, respectively	1	1
Special-voting common stock, $.0001 par value; 25,952,123 shares authorized; 0 shares issued and outstanding	-	-
Additional paid-in capital	32,874	19,782
Accumulated deficit	(394,806)	(232,061)
Total stockholders’ deficit	$(361,931)	$(212,278)
Total liabilities, convertible preferred stock and stockholders’ deficit	$147,191	$165,137

The accompanying notes are an integral part of these consolidated financial statements.

BFLY OPERATIONS, INC. (FORMERLY BUTTERFLY NETWORK, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share amounts)

	Year ended December 31,
	2020	2019
Revenue:
Product	$38,347	$25,081
Subscription	7,905	2,502
Total revenue	$46,252	$27,583

Cost of revenue:
Product (including losses on purchase commitments of $60.1 million and $9.5 million, respectively)	$106,407	$47,857
Subscription	1,068	621
Total cost of revenue	$107,475	$48,478
Gross margin	$(61,223)	$(20,895)
Operating expenses:
Research and development	$49,738	$48,934
Sales and marketing	26,263	14,282
General and administrative	24,395	18,185
Total operating expenses	100,396	81,401
Loss from operations	$(161,619)	$(102,296)
Interest income	$285	$2,695
Interest expense	(1,141)	—
Other income (expense), net	(231)	(96)
Loss before provision for income taxes	$(162,706)	$(99,697)
Provision for income taxes	39	—
Net loss and comprehensive loss	$(162,745)	$(99,697)
Net loss per common share attributable to common stockholders, basic and diluted	$(27.90)	$(17.73)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	5,833,164	5,622,752

The accompanying notes are an integral part of these consolidated financial statements.

BFLY OPERATIONS, INC. (FORMERLY BUTTERFLY NETWORK, INC.)

CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	deficit
January 1, 2019	103,242,914	$360,937	5,549,112	$1	$13,420	$(132,364)	$(118,943)
Net loss	—	—	—	—	—	(99,697)	(99,697)
Common stock issued upon exercise of stock options	—	—	171,730	—	324	—	324
Stock-based compensation expense	—	—	—	—	6,038	—	6,038
December 31, 2019	103,242,914	$360,937	5,720,842	$1	$19,782	$(232,061)	$(212,278)
Net loss	—	—	—	—	—	(162,745)	(162,745)
Common stock issued upon exercise of stock options	—	—	629,241	—	2,009	—	2,009
Stock-based compensation expense	—	—	—	—	11,083	—	11,083
December 31, 2020	103,242,914	$360,937	6,350,083	$1	$32,874	$(394,806)	$(361,931)

The accompanying notes are an integral part of these consolidated financial statements.

BFLY OPERATIONS, INC. (FORMERLY BUTTERFLY NETWORK, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(162,745)	$(99,697)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,316	758
Provision for bad debt	576	—
Write-down of other assets – related party	1,390	—
Write-down of vendor advance	10,560	9,500
Non-cash interest expense on convertible debt	1,047	—
Write-down of inventories	7,123	2,711
Stock-based compensation expense	11,004	6,038
Changes in assets and liabilities:
Accounts receivable	(4,377)	(1,195)
Inventories	(23,487)	(1,390)
Prepaid expenses and other current assets	(1,082)	(31)
Vendor advances	1,658	(48,488)
Due from related parties	791	877
Other assets – related party	271	85
Accounts payable	11,175	2,549
Deferred revenue	7,446	3,497
Due to related parties	148	(871)
Accrued purchase commitments	42,550	—
Accrued expenses and other liabilities	12,936	5,225
Net cash used in operating activities	$(81,700)	$(120,432)
Cash flows from investing activities:
Purchases of property and equipment	(2,376)	(4,468)
Net cash used in investing activities	$(2,376)	$(4,468)
Cash flows from financing activities:
Proceeds from exercise of stock options	2,038	324
Proceeds from loan payable	4,366	—
Proceeds from issuance of convertible debt	50,000	—
Payments of deferred offering costs	(657)	—
Payments of debt issuance costs	(1,467)	—
Net cash provided by financing activities	$54,280	$324
Net (decrease) increase in cash and cash equivalents	$(29,796)	(124,576)
Cash and cash equivalents, beginning of year	90,002	214,578
Cash and cash equivalents, end of year	$60,206	$90,002

Supplemental disclosure of non-cash investing and financing activities
Purchase of property and equipment	564	75
Deferred offering costs and debt issuance costs	3,106	—

The accompanying notes are an integral part of these consolidated financial statements.

BFLY OPERATIONS, INC. (FORMERLY BUTTERFLY NETWORK, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Description of Business

BFLY Operations, Inc. (formerly Butterfly Network, Inc., the “Company” or “Butterfly”) was incorporated as a Delaware corporation on January 25, 2011. The Company’s legal name became BFLY Operations, Inc. following the closing of the business combination discussed in Note 18 “Subsequent Events.” The Company is an innovative digital health business with a mission of democratizing healthcare by making medical imaging accessible to everyone around the world. Butterfly’s solution addresses the needs of point of care imaging with a unique combination of software and hardware technology. This hardware platform is combined with cloud-based software to provide image interpretation, content storage, and acquisition assistance to less-expert users worldwide. The Company’s cloud environment allows for telemedicine.

The Company operates wholly-owned subsidiaries in Australia, Germany, Netherlands, the United Kingdom and Taiwan.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BFLY Operations, Inc. (formerly Butterfly Network, Inc.) and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”). All intercompany balances and transactions have been eliminated in consolidation. Certain items in the prior year’s consolidated financial statements have been reclassified to conform to the current year presentation reflected in the consolidated financial statements.

COVID-19 Outbreak

The outbreak of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization on March 11, 2020 and declared a National Emergency by the President of the United States on March 13, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on the Company’s operating results, financial condition and cash flows. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition will depend on future developments that are highly uncertain, including those that result from new information that may emerge concerning COVID-19, the actions taken to contain or treat COVID-19 and the economic impacts of COVID-19.

The estimates of the impact on the Company’s business may change based on new information that may emerge concerning COVID-19, the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets. The Company has not incurred any significant impairment losses in the carrying values of its assets as a result of the COVID-19 pandemic and is not aware of any specific related event or circumstance that would require the Company to revise the estimates reflected in its financial statements.

Functional Currency

The Company’s worldwide operations utilize the U.S. dollar ("USD") as the functional currency considering the significant dependency of each subsidiary on the Company. Subsidiary operations are financed through the funding received from the Company in USD. For foreign entities where the USD is the functional currency, all foreign currency-denominated monetary assets and liabilities are remeasured at end-of-period exchange rates. Exchange gains and losses arising from remeasurement of foreign currency-denominated monetary assets and liabilities are included in the Company’s operating results in the consolidated statements of operations and comprehensive loss.

Going Concern

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

On February 12, 2021, the Company completed a business combination with Longview Acquisition Corp, (“Longview”), a Special Purpose Acquisition Company. As a result of the business combination, the Company received gross proceeds of approximately $589 million. As of March 29, 2021, the issuance date of the annual consolidated financial statements for the years ended December 31, 2020 and 2019, the Company expects that its cash and cash equivalents will be sufficient to fund the business through at least 12 months from the issuance of the consolidated financial statements. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. At December 31, 2020 and 2019, substantially all of the Company’s cash and cash equivalents were invested in money market accounts at one financial institution. The Company also maintains balances in various operating accounts above federally insured limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

As of December 31, 2020 and 2019, no customer accounts for more than 10% of the Company’s accounts receivable. For the years end December 31, 2020 and 2019, no customer accounts for more than 10% of the total revenues.

Segment Information

The Company’s Chief Operating Decision Maker, its Chief Executive Officer (“CEO”), reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating its financial performance. Accordingly, the Company has determined that it operates in a single reportable segment. All of the Company’s long-lived assets are located in the United States. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions about future events that affect the amounts reported in its consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with certainty. On an ongoing basis, management evaluates these estimates and assumptions. Significant estimates and assumptions include:

•	revenue recognition, including determination of the timing and pattern of satisfaction of performance obligations, determination of the standalone selling price (“SSP”) of performance obligations and estimation of variable consideration, such as product returns;

•	allowance for doubtful accounts;

•	assumptions underlying the warranty liability calculation;

•	measurement and allocation of capitalized costs, the net realizable value (the selling price as well as estimated costs of completion, disposal and transportation) of inventory, and demand and future use of inventory;

•	valuation allowances with respect to deferred tax assets; and

•	assumptions underlying the fair value used in calculation of the stock-based compensation.

The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s consolidated financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. Revenue is recognized when or as a customer obtains control of the promised goods and services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to in exchange for these goods and services. To achieve this core principle, the Company applies the following 5 steps:

•	Step 1: Identify Contracts with Customers: The Company’s contracts with customers typically occur either through eCommerce or through direct sales. The Company’s contracts with eCommerce customers are executed when the customer indicates that it has read and agrees to the terms and conditions of the purchase prior to purchasing the specific goods and services. The Company executes signed contracts with direct sales customers. The goods and services sold through the Company’s eCommerce platform require upfront payment for the goods and the services upon check-out. Direct sales typically have 30-day payment terms, and multi-year software subscriptions typically require advance payment for each annual subscription period.

•	Step 2: Identify Performance Obligations: The Company’s contracts with customers often include multiple performance obligations. The Company has identified the following performance obligations in its contracts with customers:

•	Hardware devices

•	Hardware accessories

•	Maintenance and support for the software that is used in connection with the hardware devices, including the right to an unspecified number of software updates as and when available

•	Cloud-based software subscriptions, which represent an obligation to provide the customer with ongoing access to the Company’s hosted software applications on a continuous basis throughout the subscription period

•	Implementation and integration services

•	Extended warranties

•	Step 3: Determine Transaction Price: The Company’s contracts with customers include variable consideration in the form of refunds and credits for product returns and price concessions. The Company estimates variable consideration using the expected value method based on a portfolio of data from similar contracts.

•	Step 4: Allocate Transaction Price to Performance Obligations: The Company allocates transaction price to the performance obligations in a contract with a customer based on the relative standalone selling prices of the goods and services. For the cloud-based software subscriptions, which the Company sells to customers on a standalone basis (including renewals of subscriptions), the Company uses the observable standalone selling price, based on the price for which the Company sells these services to customers in standalone contracts, including contracts for renewals of subscriptions. The Company’s sales of hardware devices represent a bundled sale of a good and a service that includes two performance obligations, namely the unit of hardware device, and the support and maintenance of the software that is used in conjunction with the device, including a right for the customer to receive an unspecified number of software updates. The Company has an observable standalone selling price for the bundle and estimates the standalone selling price of the performance obligations within the bundle using estimation techniques that maximize the use of observable inputs.

•	Step 5: Recognize Revenue as Performance Obligations are Satisfied: Each unit of hardware devices and accessories is a performance obligation satisfied at a point in time, when control of the good transfers from the Company to the customer. The Company’s services, including the cloud-based software subscriptions, extended warranties, and support and maintenance, are stand-ready obligations that are satisfied over time by providing the customer with ongoing access to the Company’s resources. The Company uses the time elapsed (straight-line) measure of progress to recognize revenue as these performance obligations are satisfied evenly over the respective service period. The implementation and integration services are performance obligations satisfied over time, and the Company uses the costs incurred as inputs in the measure of progress to recognize revenue as it satisfies these performance obligations.

Deferred Revenue

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription services described above and is reduced as the revenue recognition criteria are met. Deferred revenue is classified as current or non-current based on expected revenue recognition timing. Specifically, deferred revenue that will be recognized as revenue within the succeeding 12 month period is recorded as current, and the portion of deferred revenue where revenue is expected to be recognized beyond 12 months from the reporting date is recorded as non-current deferred revenue in the Company’s consolidated balance sheets.

Warranties

The Company offers a standard product warranty that its products will operate free of material defects and function in accordance with the standard specifications for a period of one year from when control is transferred to the customer. The Company evaluated the warranty liability under ASC Topic 606 and determined that it is an assurance type warranty. At the time revenue is recognized, an estimate of future warranty costs is recorded as a component of cost of revenue and as liability in accrued expenses. Factors that affect the warranty obligation include historical as well as current product failure rates, service delivery costs incurred in correcting product failures, and warranty policies and business practices.

Cash and Cash Equivalents

All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. At December 31, 2020 and 2019, cash and cash equivalents consist principally of cash and money market accounts.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at the original invoiced amount less an allowance for doubtful accounts based on the probability of future collection. On a periodic basis, the Company evaluates accounts receivable estimated to be uncollectible and provides allowances for doubtful accounts as necessary. The Company estimates its allowance for doubtful accounts based on historical loss patterns and the number of days that billings are past due. The following table summarizes the allowance for doubtful accounts activity for the year ended December 31, 2020:

(in thousands)	Fair Value
Allowance for doubtful accounts as of December 31, 2019	$—
Additions	576
Deductions – write offs	—
Allowance for doubtful accounts as of December 31, 2020	$576

Inventories

Inventories primarily consist of raw materials, work in progress and finished goods which are purchased and held by the Company’s third-party contract manufacturers. Inventories are stated at the lower of actual cost, determined using the average cost method, or net realizable value. Cost includes all direct and indirect production costs to convert materials into a finished product. Net realizable value is based upon an estimated average selling price reduced by the estimated costs of completion, disposal and transportation. The determination of net realizable value involves certain judgments including estimating average selling prices. The Company reduces the value of inventory for estimated obsolescence or lack of marketability by the difference between the cost of the affected inventory and the net realizable value.

The valuation of inventory also requires the Company to estimate excess and obsolete inventory. The Company considers new product development schedules, the effect that new products might have on the sale of existing products, product obsolescence and product merchantability, including whether older products can be re-manufactured into new products among other factors.

Losses expected to arise from firm, non-cancelable and unhedged commitments for the future purchase of inventory items are recognized unless the losses are recoverable through firm sales contracts or other means.

Other Assets - Related Party

Other assets include prepaid advances which represent amounts paid to a related party to fund leasehold improvements and other capital expenditures. Refer to Note 14 “Related Party Transactions” for further discussion about the nature of the transactions.

Security Deposits

Security deposits represent amounts paid to third parties in relation to non-cancelable leases.

Vendor Advances

Vendor advances represent amounts paid to third party vendors for future services to be received related to production of the Company’s inventory. The classification current or non-current is based on the estimated timing of inventory delivery.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining lease term or the estimated useful lives of related improvements.

Useful lives for property and equipment are as follows:

Property and Equipment	Estimated Useful Life
Software	3 years
Machinery and equipment	3 – 5 years
Furnitures and fixtures	5 – 7 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term

Expenditures for major renewals and improvements are capitalized. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation is eliminated from the balance sheet, and any resulting gains or losses are included in the statements of operations and comprehensive loss in the period of disposal.

Capitalized Software Development Costs

Costs to develop software internally for internal use are capitalized and recorded as capitalized software development costs on the consolidated balance sheets as a component of property and equipment, net. The Company capitalizes qualifying costs associated with internally-developed software incurred during the application development stage so long as management with the relevant authority authorizes the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs incurred during the preliminary project and post-implementation stages, including training and maintenance, are expensed as incurred. Capitalized costs are amortized on a project-by-project basis using the straight-line method over the estimated economic life of the application, which is three years, beginning when the asset is substantially ready for use. Amortization expense is classified in the consolidated statement of operations based upon the nature of the project.

Deferred Offering Costs

Offering costs, consisting of legal, accounting, printer and filing fees related to the Company’s business combination, are deferred and are offset against proceeds from the transaction upon the consummation of the business combination. In the event the transaction was terminated, all deferred offering costs would be expensed. Deferred offering costs capitalized as of December 31, 2020 and 2019 were $3.7 million and $0.0 million, respectively.

Leases

Leases are evaluated and classified as operating leases or capital leases for financial reporting purposes. Leases that meet one or more of the capital lease criteria under this guidance are recorded as capital leases. All other leases are recorded as operating leases. The Company does not have any capital leases as of December 31, 2020 or December 31, 2019. Rent expense related to the Company’s non-cancellable operating leases is recognized on a straight-line basis over the lease term. Deferred rent is recognized as the difference between the actual amount paid and the straight-line expense and is included in other liabilities in the accompanying consolidated balance sheets. The portion that is expected to be included in the statements of operations and comprehensive loss in the next 12 months is included in other current liabilities in the accompanying consolidated balance sheets.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment at least annually or whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable. Each impairment test is based on a comparison of the undiscounted cash flow to the recorded value of the asset. If the recorded value of the asset is less than the undiscounted cash flow, the asset is written down to its estimated fair value. An impairment was recorded during the year ended December 31, 2020 with regards to other assets. Refer to Note 14 “Related Party Transactions” for further discussion about the nature of the transaction. No impairments were recorded for the year ended December 31, 2019.

Convertible Debt

The Company evaluates its convertible debt for embedded derivatives. Embedded provisions (like conversion options) are assessed under ASC Topic 815, Derivatives and Hedging to determine if they qualify as embedded derivatives that require separate accounting.

To the extent that any embedded conversion option in the convertible debt is not bifurcated as an embedded derivative, that conversion option is also evaluated under ASC Topic 470, Debt, to determine if it qualifies as a beneficial conversion feature and requires separate accounting within equity.

Debt issuance costs are recorded as a reduction to the carrying amount of the convertible debt and are amortized to interest expense using the effective interest method.

The convertible debt is classified as short-term or long-term based on the debt’s payment schedule. Specifically, to the extent any payments are due within 12 months of the balance sheet date, it is classified as short-term while any payments that are due after 12 months from the balance sheet date are classified as long-term.

Cost of Revenue

Product: Cost of revenue consists of product costs including manufacturing costs, personnel costs and benefits, duties and other applicable importing costs, packaging, warranty replacement costs, depreciation expense, fulfillment costs, payment processing fees and inventory obsolescence and write-offs.

Subscription: Cost of revenue consists of personnel costs, cloud hosting costs, amortization of internal use software and payment processing fees.

Research and Development

Research and development expenses primarily consist of personnel costs and benefits, facilities-related expenses, consulting and professional fees, fabrication services, software and other outsourcing expenses. Substantially all of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. Research and development expenses are expensed as incurred.

Sales and Marketing

Sales and marketing costs primarily consist of personnel costs and benefits, third party logistics, fulfillment and outbound shipping costs, facilities-related expenses, advertising, promotional, as well as conferences, meetings and other events. Advertising expenses are expensed as incurred. For the years ended December 31, 2020 and 2019, advertising expenses were $4.7 million and $0.9 million, respectively.

General and Administrative

General and administrative expenses primarily consist of personnel costs and benefits, patent and filing fees, facilities costs, office expenses and outside services. Outside services consist of professional services, legal and other professional fees.

Net Loss per Common Share

Basic net loss per common share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares plus the common equivalent shares for the period, including any dilutive effect from such shares. The Company’s diluted net loss per common share is the same as basic net loss per common share for all periods presented, since the effect of potentially dilutive securities is anti-dilutive. Refer to Note 12 “Net Loss Per Share” for further discussion.

Convertible Preferred Stock

The Company has applied the guidance in ASC Topic 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified the Series A, Series B, Series C and Series D Convertible Preferred Stock (“Convertible Preferred Stock”) (Note 10) as mezzanine equity. The Convertible Preferred Stock was recorded outside of stockholders’ deficit because the Convertible Preferred Stock includes a redemption provision upon a change of control, which is a deemed liquidation event that is considered outside the Company’s control. The Convertible Preferred Stock have been recorded at their original issue price, net of issuance costs. The Company did not adjust the carrying values of the Convertible Preferred Stock to the liquidation price associated with a change of control because a change of control of the Company was not considered probable at either of the reporting dates. Subsequent adjustments to increase or decrease the carrying values to their respective liquidation prices will be made only if and when it becomes probable that such a change of control will occur.

Stock-Based Compensation

The measurement of share-based compensation expense for all stock-based payment awards, including stock options granted to employees, directors, and nonemployees, is based on the estimated fair value of the awards on the date of grant.

The Company recognizes stock-based compensation expense for stock option grants on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period, based on the estimated grant date fair values. Generally, stock options fully vest four years from the grant date and have a term of 10 years. The Company recognizes the effect of forfeiture in compensation costs based on actual forfeitures when they occur.

Prior to the adoption of ASU 2018-07, stock options granted to non-employees were accounted for based on their fair value on the measurement date. Stock options granted to non-employees were subject to periodic revaluation over their vesting terms. As a result, the charge to statements of operations and comprehensive loss for non-employee options with vesting requirements was affected in each reporting period by a change in the fair value of the option calculated under the Black-Scholes option-pricing model.

The Company during the year ended December 31, 2020 granted performance and market based option awards and performance based restricted stock units. The Company accounted for these awards according to the relevant provisions of ASC 718 - Stock Compensation. For performance awards, the Company recognizes expense using the accelerated attribution method. Refer to Note 11 “Equity Incentive Plan” for further discussion about the nature of the transactions.

Common Stock Valuations

The fair value of the shares of common stock underlying stock options has historically been determined by the Board of Directors (the “Board”), with input from management and contemporaneous third-party valuations, as there was no public market for the common stock. The Company believes that the Board has the relevant experience and expertise to determine the fair value of the Company’s common stock. Given the absence of a public trading market for the Company’s common stock, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, the Board exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of the Company’s common stock at each option grant date.

In valuing the Company’s common stock for 2019, the Board determined the value using the market approach-subject company transaction method. Under this method, the Company “solved for” the total equity value which allocates a probability-weighted present value to the Series D convertible preferred stockholders consistent with the investment amount of the financing round. However, given that the date of this value estimate precedes the current valuation date by one year, it is necessary to consider adjustments to account for the impact of any progress or changes in the Company’s business since its previous valuation. The Company considered two separate trend analyses in estimating the required adjustment in the subject company transaction method, a market trend analysis of guideline public companies and venture capital rates of return. In addition, the Company also considered the expected step-up in the next equity financing round (if any) as a reasonableness test.

In valuing the Company’s common stock for 2020, the equity value of the business was determined using various valuation methods including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in the Company’s industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in its cash flows. The market-based approach considers multiples of financial metrics based on trading multiples of a selected peer group of companies in similar lines of business.

For each valuation, the equity value was then allocated to the common stock using either the option pricing method (“OPM”) or a combination of the OPM and the probability-weighted expected return method (“PWERM”), which is referred to as a Hybrid Method. The OPM allocates the overall Company value to the various share classes based on differences in liquidation preferences, participation rights, dividend policy and conversion rights, using a series of call options. The call right is valued using a Black-Scholes option pricing model. The PWERM employs additional information not used in the OPM, including various market approach calculations depending upon the likelihood of various discrete future liquidity scenarios such as completing the business combination described in Note 18 “Subsequent Events” as well as the probability of remaining a private company.

Application of this approach involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships among those assumptions could have a material impact on the valuation of the Company’s common stock as of each valuation date.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Recent Accounting Pronouncements Adopted

In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-07, Compensation — Stock Compensation (Topic 718). The amendments in this update expand the scope of Topic 718 to include share-based payments to non-employees. An entity is required to apply the requirements of Topic 718 to non-employee awards except for specific guidance related to option pricing models and the attribution of cost. For nonemployee awards that had been issued prior to adoption of ASU 2018-07 and remained outstanding subsequent to adoption, the Company utilized the adoption date fair value of the nonemployee awards as a substitute for grant date fair value for future compensation expense recognition as permitted under the transition guidance. The Company adopted such guidance on January 1, 2020 and there was no material effect of adoption on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement: Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). The amendments add and modify certain disclosure requirements for fair value measurements. Under the new guidance, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, or valuation processes for Level 3 fair value measurements. However, public business entities will be required to disclose the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and related changes in unrealized gains and losses included in other comprehensive income. ASU 2018-13 is effective for public business entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and early adoption is permitted. The Company adopted such guidance on January 1, 2020 and there was no material effect of adoption on the consolidated financial statements.

Recent Accounting Pronouncements Issued but Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize almost all of their leases on the balance sheet by recording a lease liability and corresponding right-of-use assets. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. As per the latest ASU 2020-05 issued by FASB, the entities who have not yet issued or made available for issuance the financial statements as of June 3, 2020 can defer the new guidance for one year. For public entities, this guidance was effective for annual reporting periods beginning January 1, 2019, including interim periods within that annual reporting period. For other entities, this guidance is effective for the annual reporting period beginning January 1, 2022, and interim reporting periods within annual reporting period beginning January 1, 2023. This will require application of the new accounting guidance at the beginning of the earliest comparative period presented in the year of adoption. The impact of the Company’s adoption of Topic 842 to the consolidated financial statements will be to recognize the operating lease commitments as operating lease liabilities and right-of-use assets upon adoption, which will result in an increase in the assets and liabilities recorded on the balance sheet. The Company is continuing its assessment, which may identify additional impacts Topic 842 will have on the consolidated financial statements and disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. For public entities, this guidance was effective for annual reporting period beginning January 1, 2020, including interim periods within that annual reporting period. For other entities, this guidance is effective for the annual reporting period beginning January 1, 2023, including interim periods within that annual reporting period. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact the adoption of this pronouncement will have on the Company’s consolidated financial statements and disclosures.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract (Topic 350-40), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). For public entities, this guidance was effective for annual reporting periods beginning January 1, 2020, including interim periods within that annual reporting period. For the other entities, this guidance is effective for the Company for annual reporting periods beginning January 1, 2021 and interim periods beginning January 1, 2022. The Company is currently evaluating the impact that the adoption of this pronouncement will have on the Company’s consolidated financial statements and disclosures.

In December 2019, the FASB ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU is intended to simplify various aspects related to accounting for income taxes. For public entities, this guidance is effective for annual reporting periods beginning January 1, 2021, including interim periods within that annual reporting period. For other entities, this guidance is effective for annual reporting periods beginning January 1, 2022 and interim reporting periods within annual reporting period beginning January 1, 2023. The Company is currently evaluating the impact that the adoption of this pronouncement will have on the financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). The update simplifies the accounting for convertible debt instruments and convertible preferred stock by reducing the number of accounting models and the number of embedded conversion features that could be recognized separately from the primary contract. This ASU also enhances transparency and improves disclosures for convertible instruments and earnings per share guidance. For public business entities, this guidance is effective for annual reporting periods beginning January 1, 2022, and interim periods within those fiscal years. For all other entities, it is effective for annual reporting periods years beginning January 1, 2024, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after January 1, 2021. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company is currently evaluating the timing and impact of the adoption of ASU 2020-06 on the Company’s consolidated financial statements and disclosures.

Note 3. Revenue Recognition

Disaggregation of Revenue

The Company disaggregates revenue from contracts with customers by product type and by geographical market. The Company believes that these categories aggregate the payor types by nature, amount, timing and uncertainty of its revenue streams. The following table summarizes the Company’s disaggregated revenues (in thousands) for the year ended December 31:

	Pattern of Recognition	2020	2019
By Product Type:
Devices and accessories	Point-in-time	$38,347	$25,081
Subscription services and other services	Over time	7,905	2,502
Total revenue		$46,252	$27,583
By Geographical Market:
United States		$33,237	$23,997
International		13,015	3,586
Total revenue		$46,252	$27,583

Contract Balances

Contract balances represent amounts presented in the consolidated balance sheets when either the Company has transferred goods or services to the customer, or the customer has paid consideration to us under the contract. These contract balances include trade accounts receivable and deferred revenue. Deferred revenue represents cash consideration received from customers for services that are transferred to the customer over the respective subscription period. The accounts receivable balances represent amounts billed to customers for goods and services where the Company has an unconditional right to payment of the amount billed.

The following table provides information about receivables and deferred revenue from contracts with customers (in thousands):

	December 31, 2020	December 31, 2019
Accounts receivable, net	$5,752	$1,951
Deferred revenue, current	8,443	3,200
Deferred revenue, non-current	2,790	587

The Company recognizes a receivable when it has an unconditional right to payment, and payment terms are typically 30 days for all product and service sales.

The amount of revenue recognized during the years ended December 31, 2020 and 2019 that was included in the deferred revenue balance at the beginning of the period was $3.2 million and $0.2 million, respectively.

Transaction Price Allocated to Remaining Performance Obligations

On December 31, 2020, the Company had $15.4 million of remaining performance obligations. The Company expects to recognize 65% of its remaining performance obligations as revenue in fiscal year 2021, and an additional 35% in fiscal year 2022 and thereafter.

Significant Judgments

The Company makes significant judgments applying the guidance related to the determination of the timing and pattern of satisfaction of performance obligations, determination of the SSP of performance obligations, and estimation of variable consideration, such as product returns. See Note 2 “Summary of Significant Accounting Policies” for details.

Costs of Obtaining or Fulfilling Contracts

The Company incurs incremental costs of obtaining contracts and costs of fulfilling contracts with customers. Incremental costs of obtaining contracts, which include commissions and referral fees paid to third parties as a result of obtaining contracts with customers, are capitalized to the extent that the Company expects to recover such costs. Costs of fulfilling contracts that relate specifically to a contract with a customer, and result from activities that generate the Company’s resources and enable it to satisfy its performance obligations in the contract with the customer, are capitalized to the extent that the Company expects to recover such costs. Capitalized costs are amortized in a pattern that is consistent with the Company’s transfer to the customer of the related goods and services. Such costs were not material during the years ended December 31, 2020 and 2019.

Practical Expedients and Accounting Policy Elections

In determining the transaction price of its contracts with customers, the Company estimates variable consideration using a portfolio of data from similar contracts.

As a practical expedient, the Company does not adjust transaction price for the effects of a significant financing component in contracts in which the period between when the Company transfers the promised good or service to the customer and when the customer pays for that good or service is a year or less.

The Company has made an accounting policy election to exclude all sales taxes from the transaction price of its contracts with customers. Accordingly, sales taxes collected from customers and remitted to government authorities are not included in revenue and are accounted for as a liability until they have been remitted to the respective government authority.

Note 4. Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

•	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

•	Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

•	Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company has no assets or liabilities valued with Level 3 inputs.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their fair values due to the short-term or on demand nature of these instruments. The fair value of the loan payable and the convertible debt using Level 2 inputs was deemed to approximate carrying value as of December 31, 2020, due to the recency of the issuance dates.

There were no transfers between fair value measurement levels during the years ended December 31, 2020 and 2019.

The Company had $41.9 million and $78.4 million of money market funds included in cash and cash equivalents as of December 31, 2020 and 2019, respectively. These assets were valued using quoted market prices and accordingly were classified as Level 1.

Note 5. Inventories

A summary of inventories is as follows at December 31 (in thousands):

	2020	2019
Raw materials	$7,688	843
Work-in-progress	865	4,788
Finished goods	17,252	3,810
Total inventories	$25,805	$9,441

Work-in-progress represents inventory items in intermediate stages of production by third party manufacturers. For the years ended December 31, 2020 and 2019, net realizable value inventory adjustments and excess and obsolete inventory charges were $7.1 million and $2.7 million, respectively, and were recognized in cost of revenues.

Note 6. Other Non-Current Assets

Other non-current assets consist of the following at December 31 (in thousands):

	2020	2019
Security deposits	$1,888	$1,956
Deferred offering costs	3,711	—
Total other non-current assets	$5,599	$1,956

Note 7. Property and Equipment, Net

Property and equipment, net, are recorded at historical cost and consist of the following at December 31 (in thousands):

	2020	2019
Machinery and equipment	$5,102	$4,485
Leasehold improvements	4,166	1,424
Software	888	182
Construction in progress	70	1,311
Other	42	28
	10,268	7,430
Less: accumulated depreciation and amortization	(3,398)	(2,105)
Property and equipment, net	$6,870	$5,325

Depreciation and amortization expense amounted to $1.3 million and $0.8 million for the years ended December 31, 2020 and 2019, respectively.

Note 8. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31 (in thousands):

	2020	2019
Employee compensation	$5,968	$2,208
Customer deposits	1,171	1,171
Accrued warranty liability	646	876
Non-income tax	3,695	1,646
Professional fees	5,432	484
Vendor settlements	2,975	—
Other	1,921	566
Total other current liabilities	$21,808	$6,951

Warranty expense activity for the years ended December 31 is as follows (in thousands):

	2020	2019
Balance, beginning of period	$876	$133
Warranty provision charged to operations	2,498	2,203
Warranty claims	(1,548)	(1,460)
Balance, end of period	$1,826	$876

The Company classifies its accrued warranty liability based on the timing of expected warranty activity. The future costs of expected activity greater than one year is recorded within other non-current liabilities on the consolidated balance sheet.

Note 9. Stockholders’ Deficit

Common stock

As of December 31, 2020 and 2019, the Company had authorized 112,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), of which a total of 6,350,083 shares and 5,720,842 shares were outstanding, respectively.

In addition, at both December 31, 2020 and 2019, the Company had authorized 25,952,123 shares of special-voting common stock, $0.0001 par value per share (“Special-Voting Common Stock”), of which none were issued or outstanding.

Dividends

Holders of the Company’s Common Stock are not entitled to receive dividends unless declared by the Board. Any such dividends would be subject to the preferential dividend rights of the holders of the Convertible Preferred Stock (see below). There have been no dividends declared to date.

Voting rights

The holders of shares of the Common Stock are entitled to 1 vote per share on all matters on which the Common shares shall be entitled to vote. The holders of shares of the Special-Voting Common Stock are entitled to 10 votes per share on all matters on which the Common Stock shall be entitled to vote. The holders of Common Stock and Special-Voting Common Stock shall vote together and not as separate classes.

Note 10. Convertible Preferred Stock

The Company has issued four series of Convertible Preferred Stock, Series A through Series D. The following table summarizes the authorized, issued and outstanding Convertible Preferred Stock of the Company as of December 31, 2020 and December 31, 2019 (in thousands, except share and per share information):

Class	Year of Issuance	Issuance Price Per Share	Shares Authorized, Issued and Outstanding	Total Proceeds or Exchange Value	Issuance Costs	Net Carrying Value	Initial Liquidation Price Per Share
Series A	2012	$0.04	25,952,123	$1,038	$11	$1,027	$0.80
Series B	2014	0.80	25,000,000	20,000	99	19,901	0.80
Series C	2014 – 2015	3.33	27,948,045	93,067	246	92,821	3.33
Series D	2018	10.27	24,342,746	250,000	2,812	247,188	10.27
			103,242,914

The powers, preferences, rights, qualifications, limitations and restrictions of the shares of Convertible Preferred Stock are as follows:

Dividends

Dividends shall accrue to holders of the Convertible Preferred Stock at the rate of 8% of the original issue price for the applicable series of Convertible Preferred Stock, per annum subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, payable only when, and if, declared by the Board. The right to receive dividends on Convertible Preferred Stock are not cumulative, and therefore, if not declared in any year, the right to such dividends shall terminate and shall not carry forward into the next year.

Liquidation rights

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or a deemed liquidation event (which includes a merger, the sale of all of the Company’s assets, or a change of control) (each a “Liquidation Event”), the holders of Convertible Preferred Stock are entitled to be paid out of the assets of the Company available for distribution to stockholders, pari passu, at a liquidation price per share equal to the greater of: (1) the Initial Liquidation Price of such Convertible Preferred Stock, plus any declared and unpaid dividends or (2) an amount that would have been payable had all the shares of Convertible Preferred Stock been converted into Common Stock. These payments will be made to or set aside prior to the holders of shares of any other class or series of capital stock that is not, by its terms, senior to the Convertible Preferred Stock.

Voting rights

The holders of shares of Convertible Preferred Stock are entitled to vote on all matters on which the holders of shares of Common Stock shall be entitled to vote.

Each holder of record of shares of Series A Convertible Preferred Stock shall be entitled to ten votes per share of Special-Voting Common Stock into which such Series A Convertible Preferred Stock are convertible, as discussed below under “Conversion,” on all matters to be voted on by the Company’s stockholders. Each holder of record of shares of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock shall be entitled to one vote per share of Common Stock into which such Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock are convertible, as discussed below under “Conversion,” on all matters to be voted on by the Company’s stockholders. The holders of Convertible Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. There shall be no series voting.

Conversion

Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into shares of Special-Voting Common Stock on a 1 to 1 conversion rate subject to customary anti-dilution adjustments and upon the issuance of additional common shares for no consideration or consideration less than the conversion price of the Series A Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock shall be convertible, at the option of the holder, at any time after the date of issuance into shares of Common Stock on a 1 to 1 conversion rate subject to customary anti-dilution adjustments and upon the issuance of additional common shares for no consideration or consideration less than the conversion price of the respective series of Convertible Preferred Stock.

Upon the earlier to occur of (i) the election of the Convertible Preferred Stock by (A) the consent or vote of the majority holders of the Convertible Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) and (B) the consent or vote of the majority holders of Series D Convertible Preferred Stock (voting together as a single class, and on an as-converted basis) or (ii) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of shares of Common Stock in which the aggregate gross proceeds to the Company are at least $80,000,000 at a public offering price per share equal to at least three times the Series D Convertible Preferred Stock Conversion Price of $10.27, (X) each share of Series A Convertible Preferred Stock shall automatically be converted into shares of Special-Voting Common Stock on a 1 for 1 basis, and (Y) each share of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock shall automatically be converted into Common Stock on a 1 for 1 basis.

Note 11. Equity Incentive Plan

The Company’s 2012 Employee, Director and Consultant Equity Incentive Plan (the "Plan") was adopted by its Board of Directors and stockholders in March 2012. Upon approval of the stockholders, the number of shares of Common Stock reserved for issuance under the Plan was increased by 13,506,938 during the year ended December 31, 2020. As of December 31, 2020, the number of shares of Common Stock reserved for issuance under the Plan was 33,506,938. The Plan is administered by the Board of Directors of the Company. The Board of Directors may grant stock-based awards, restricted stock and options to purchase shares either as incentive stock options or non-qualified stock options. The restricted stock and option grants are subject to certain terms and conditions, option periods and conditions, exercise rights and privileges and are fully discussed in the Plan document. As of December 31, 2020, 204,090 common shares remain available for issuance under the Plan.

Stock option activity

Each stock option grant carries varying vesting schedules whereby the options become exercisable at the participant’s sole discretion provided they are an employee, director or consultant of the Company on the applicable vesting date. Each option shall terminate not more than ten years from the date of the grant.

A summary of the stock option activity under the Plan is presented in the table below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2019	13,673,551	2.10	7.74	30,252
Granted	1,785,056	4.31
Exercised	(171,730)	1.89
Forfeited	(594,544)	2.68
Outstanding at December 31, 2019	14,692,333	2.35	6.94	47,820
Granted	13,957,917	5.77
Exercised	(629,241)	3.19
Forfeited	(2,297,410)	2.60
Outstanding at December 31, 2020	25,723,599	4.18	7.06	143,338
Options exercisable at December 31, 2019	9,788,082	1.90	6.39	36,207
Options exercisable at December 31, 2020	11,126,920	2.38	6.01	82,033
Vested and expected to vest at December 31, 2019	13,559,748	2.27	6.85	45,138
Vested and expected to vest at December 31, 2020	22,320,862	3.97	6.94	129,047

The Company received cash proceeds from the exercise of stock options of $2.0 million and $0.3 million during the years ended December 31, 2020 and 2019, respectively. The total intrinsic value (the amount by which the stock price exceeds the exercise price of the option on the date of exercise) of the stock options exercised during the years ended December 31, 2020 and 2019, was $3.6 million and $0.5 million, respectively. The weighted-average grant date fair value of options granted during the year ended December 31, 2020 and 2019, was $3.27 and $2.31, respectively.

During 2020, the Company extended the post-employment exercise period with regards to 705,883 options. The incremental expense resulting from the modifications was not significant to the consolidated statement of operations and comprehensive loss.

In accordance with ASC Topic 718, the Company estimates and records the compensation cost associated with the grants described above with an offsetting entry to paid-in capital. As described in Note 2 “Summary of Significant Accounting Policies”, the Company selected the Black-Scholes option pricing model for determining the estimated fair value for service or performance-based stock-based awards. The Black-Scholes model requires the use of subjective assumptions which determine the fair value of stock-based awards. The assumptions used to value option grants to employees were as follows:

	2020	2019
Risk free interest rate	0.4% – 1.7%	2.3% – 2.5%
Expected dividend yield	0%	0%
Expected term	5.9 years – 6.3 years	6 years – 6.1 years
Expected volatility	50%	50%

The assumptions used to value option grants to non-employees were as follows:

	2020	2019
Risk free interest rate	0.4% – 1.7%	1.5% – 2.7%
Expected dividend yield	0%	0%
Expected term	1.1 years – 6.1 years	8.1 years to 10 years
Expected volatility	50%	50%

Risk free interest rate

The risk-free interest rate for periods within the expected term of the awards is based on the U.S. Treasury yield curve in effect at the time of the grant.

Expected dividend yield

The Company has never declared or paid any cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Expected term

For employee awards, the Company calculates the expected term using the “simplified” method, which is the simple average of the vesting period and the contractual term. The simplified method is applied as the Company does not have sufficient historical data to provide a reasonable basis for an estimate of the expected term. The Company calculates expected term for employee awards that take into account the effects of employee’s expected exercise and post-vesting employment termination behavior.

For non-employee awards, the expected term is determined on an award by award basis. Prior to the adoption of ASU 2018-07, the contractual term was used.

Expected volatility

As the Company has been privately held since inception, there is no specific historical or implied volatility information available.

Accordingly, the Company estimates the expected volatility on the historical stock volatility of a group of similar companies that are publicly traded over a period equivalent to the expected term of the stock-based awards. Point estimates of expected annual equity volatility were selected in the guideline companies’ historical range.

Exercise price

The exercise price is directly taken from the grant notice issued to employees and non-employees.

In 2020, the Company issued 3,270,000 option awards subject to certain service conditions, performance and market conditions. The option awards vest only upon the satisfaction of all the following conditions: services conditions, performance-based conditions, and market-based conditions. The service condition for these awards is satisfied by providing service to the Company until the other conditions below are met. The performance-based condition is satisfied upon the occurrence of a financing event as defined in the option award agreement. The market-based condition is satisfied upon the Company’s stock price reaching a specific value in connection with the financing event. The market condition is considered in the grant date fair value. The achievement of the performance condition is not deemed satisfied for the period ended December 31, 2020, as the completion of a financing event is not deemed probable until consummated. Thus, the Company has not recorded any stock-based compensation expense for these awards. Total unrecognized stock-based compensation expense as of December 31, 2020 for these awards was $10.0 million.

Restricted stock unit activity

In 2020, the Company granted 1,825,000 restricted stock units to select employees and consultants, including a grant of 1,000,000 restricted stock units to the Chairman of the Board and significant shareholder of Butterfly. The awards are subject to certain service conditions and performance conditions. The service condition for these awards is satisfied by providing service to the Company based on the defined service period per the award agreement. The performance-based condition is satisfied upon the occurrence of a business combination event as defined in award agreement. The achievement of the performance condition is not deemed satisfied for the period ended December 31, 2020, as the completion of the business combination is not deemed probable until consummated. Thus, the Company has not recorded stock-based compensation expense for these awards. Total unrecognized stock-based compensation expense as of December 31, 2020 for these awards was $17.8 million.

The Company’s stock-based compensation expense for the periods presented was as follows (in thousands):

	2020	2019
Cost of revenue – Subscription	$697	$15
Research and development	3,869	3,693
Sales and marketing	2,591	1,041
General and administrative	3,847	1,289
Total stock-based compensation expense	$11,004	$6,038

No related tax benefits of the stock-based compensation expense have been recognized and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss carryforwards.

Total unrecognized stock-based compensation expense for service based award as of December 31, 2020 and 2019 was $33.1 million and $10.6 million, respectively, which will be recognized over the remaining weighted average vesting period of 3.5 years and 3.5 years, respectively.

Note 12. Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock of the Company, including Convertible Preferred Stock and outstanding stock options, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock of the Company outstanding would have been anti-dilutive. Since the Company was in a net loss position for all periods presented, basic EPS calculation excludes preferred stock as it does not participate in net losses of the Company.

The following table presents the calculation of basic and diluted net loss per share for the Company’s common stock (in thousands, except share and per share amounts):

	2020	2019
Numerator:
Net loss	$(162,745)	$(99,697)
Numerator for Basic and Dilutive EPS – Loss available to common stockholders	$(162,745)	$(99,697)
Denominator:
Weighted-average common shares outstanding	5,833,164	5,622,752
Denominator for Basic and Dilutive EPS – Weighted-average common stock	5,833,164	5,622,752
Basic and dilutive loss per share	$(27.90)	$(17.73)

Anti-dilutive common equivalent shares were as follows:

	2020	2019
Outstanding options to purchase common stock	26,742,256	14,692,333
Outstanding Convertible Preferred Stock (Series A through D)	103,242,914	103,242,914
Total anti-dilutive common equivalent shares	129,985,170	117,935,247

Note 13. Income Taxes

Income (loss) before provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019
Federal	$(162,876)	$(98,833)
Foreign	170	(864)
Loss before provision for income taxes	$(162,706)	$(99,697)

The Company recorded tax provision of $0.04 million for the year ended December 31, 2020 due to foreign income. Due to the Company’s loss position domestically, the Company has not recorded a federal tax provision for the year ended December 31, 2020. Due to the Company’s overall loss position, the Company has not recorded a tax provision for the year ended December 31, 2019.

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
(In Thousands)	2020	2019
Income at US Statutory Rate	21.00%	21.00%
State Taxes, net of Federal benefit	3.18%	3.30%
Permanent Differences	(0.70)%	(0.44)%
Tax Credits	0.86%	1.32%
Foreign Rate Differential	0.00%	(0.01)%
Valuation Allowance	(24.35)%	(25.04)%
Other	(0.01)%	(0.13)%
	(0.02)%	0.00%

Net deferred tax assets as of December 31, 2020 and 2019 consisted of the following (in thousands):

	Year Ended December 31,
(In Thousands)	2020	2019
Deferred tax assets
Net operating loss carryforwards	$83,058	$52,717
Tax Credits	6,582	5,271
Stock Compensation	4,088	2,346
Accruals & Reserves	7,293	1,785
Other	853	154
Total Deferred tax assets	$101,874	$62,273
Valuation Allowance	(101,773)	(62,157)
Total Deferred tax assets	$101	$116
Deferred tax liabilities
Depreciation	(101)	(116)
Net deferred tax assets	$—	$—

As of December 31, 2020 and 2019, the Company has gross federal net operating loss (“NOL”) carryforwards of approximately $330.2 million and $205.5 million, respectively. As of December 31, 2020 and 2019, the Company has gross state NOL carryforwards of approximately $232.1 million and $166.8 million, respectively. Of the $330.2 million of federal NOL carryforwards, $73.7 million will begin to expire at various dates in 2031 and $256.5 million may be carried forward indefinitely. The state NOL carryforwards begin to expire in 2031. As of December 31, 2020, the Company also had federal and state tax credits of $6.1 million and $0.6 million, which begin to expire in 2032 and 2022, respectively.

Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2020 and 2019, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. The Company determined that it was not possible to reasonably quantify future taxable income and determined that it is more likely than not that all of the deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2020 and 2019.

The utilization of NOLs and tax credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that have occurred previously or may occur in the future. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (“IRC”), a corporation that undergoes an ownership change may be subject to limitations on its ability to utilize its pre-change NOLs and other tax attributes otherwise available to offset future taxable income and/or tax liability. An ownership change is defined as a cumulative change of 50% or more in the ownership positions of certain stockholders during a rolling three-year period. The Company has completed a formal study to determine if any ownership changes within the meaning of IRC Section 382 and 383 have occurred and determined no ownership changes have occurred as of December 31, 2020. The Company could trigger an ownership change in future years which would restrict its ability to use its NOLs or tax credit carryforwards and could require the Company to pay federal or state income taxes earlier than would be required if such limitations were not in effect.

The Company’s valuation allowance increased by $39.6 million and $25.0 million for the years ended December 31, 2020 and 2019, respectively, due primarily to the generation of net operating losses.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which the Company operates or does business. ASC 740-10 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company records uncertain tax positions as liabilities in accordance with ASC 740-10 and adjust these liabilities when the Company’s judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2019, and 2020, the Company has not recorded any uncertain tax positions in its financial statements.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statements of operations and comprehensive loss as required. As of December 31, 2019 and 2020, there were no significant accrued interest or penalties.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and foreign jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from December 31, 2016 to the present. Federal and state net operating losses are subject to review by taxing authorities in the year utilized.

Note 14. Related Party Transactions

The Company subleases office and laboratory spaces from 4Catalyzer (“4C”), a company under common ownership, and also leases a facility from a company that is managed and owned by members of the Rothberg family, the majority shareholders. During 2020 and 2019, the Company incurred a total of approximately $0.5 million and $0.4 million, respectively, in rent expenses to the related parties.

The Company also makes payments to 4C to prefund the acquisition of capital assets and these amounts are included in prepaid expenses and other current assets on the consolidated balance sheet. The Company reviewed the assets for impairment during the fourth quarter of fiscal 2020 as the asset is not expected to be utilized in subsequent periods. The Company recorded an impairment charge of $1.4 million during the year ended December 31, 2020. The prepaid advances were $1.5 million at December 31, 2019.

On November 12, 2020, the Company entered into an Amended and Restated Technology Services Agreement (the “ARTSA”) by and among 4C, the Company and other participant companies controlled by the Rothberg family. Under the ARTSA, the Company and the other participant companies agreed to share certain non-core technologies, which means any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the participant and subject to certain restrictions on use. The ARTSA also provides for 4C to perform certain services for the Company and each other participant company, such as general administration, facilities, information technology, financing, legal, human resources and other services. 4C services provided to the Company are pre-funded approximately once a quarter. The Company incurred expenses of $5.1 million and $7.3 million during the years ended December 31, 2020 and 2019, respectively. These expenditures are recorded within the accompanying consolidated statements of operations and comprehensive loss and allocated to the proper operating expense caption based on the nature of the service. The amount due to 4C as of December 31, 2020 and 2019, was $0.1 million and $0.0 million, respectively, and is included in due to related parties on the Company’s consolidated balance sheets. The amounts advanced to and due from 4C as of December 31, 2020 and 2019 related to operating expenses was $0.0 million and $0.8 million, respectively, and is included in due from related parties on the Company’s consolidated balance sheets.

The ARTSA also provides for the participant companies to provide other services to each other. The Company also has transactions with other entities under common ownership, in which such entities make payments to independent third parties on behalf of the Company. As of December 31, 2020 and 2019, the Company owed $0.01 million and $0.0 million, respectively, relative to such payments made on their behalf, which are included in due to related parties in the Company’s consolidated balance sheets. In addition, the Company has transactions with these other entities under common ownership, in which payments are made by the Company to third parties on behalf of the other entities. As of December 31, 2020 and 2019, the Company’s receivable is $0.04 million and $0.0 million, respectively. All amounts are paid or received throughout the year within 30 days after the end of each month.

On November 19, 2020, Butterfly and 4C entered into the First Addendum to the ARTSA, pursuant to which Butterfly agreed to terminate its participation under the ARTSA no later than immediately prior to the effective time of the business combination described in Note 18 “Subsequent Events”.

Note 15. Loan Payable

In May 2020, the Company received loan proceeds of $4.4 million under the Paycheck Protection Program (“PPP”). The PPP loan is evidenced by a promissory note dated May 1, 2020. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The Company used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The term of the Company’s PPP loan is two years. The interest rate on the PPP loan is 1% per annum and no payments of principal or interest were due during fiscal 2020. The loan provider did not provide for a payment schedule. The PPP loan is unsecured and guaranteed by the Small Business Administration and is subject to any new guidance and new requirements released by the Department of the Treasury. Following the closing of the business combination discussed in Note 18 “Subsequent Events”, the Company repaid the loan in full in February 2021. The Company is accounting for the loan as debt.

Note 16. Convertible Debt

In 2020, the Company issued convertible debt for total gross proceeds of $50.0 million.

The convertible debt bears interest at 5% per annum. Accrued interest is not payable until the convertible debt is either redeemed or converted. To the extent the convertible debt is redeemed, the unpaid accrued interest will be paid in cash. To the extent the convertible debt is converted, the unpaid accrued interest will be converted (alongside the principal amount of the convertible debt) into the applicable shares of preferred stock of the Company.

The convertible debt is redeemable upon the following circumstances: (1) at the Company’s election, with the approval of at least 50% of the convertible debt holders; (2) upon a change of control; or (3) upon an event of default. Upon redemption, the convertible debt is redeemed in cash for an amount equal to its outstanding principal amount plus any unpaid accrued interest.

The convertible debt is convertible upon the following circumstances: (1) the Company issues and sells shares of its preferred stock (a “Financing”); (2) an underwritten initial public offering of the Company’s common stock pursuant to a registration statement under the Securities Act (an “IPO”); (3) upon a change of control; (4) at their maturity date, which is 2 years after the initial closing of the convertible debt or (5) pursuant to a public listing through a merger, acquisition, business combination or similar transaction involving a special purpose acquisition company (“SPAC”).

Upon conversion in the event of a Financing, public listing or IPO, the outstanding principal amount and unpaid accrued interest of the convertible debt is converted into a number of shares at a conversion price equal to the lesser of (i) the price per share paid by the other purchasers of the preferred stock (upon a public listing or Qualified or Non-Qualified Financing) or common stock (upon an IPO) and (ii) a price per share obtained by dividing $1.75 billion by the Company’s fully-diluted capitalization immediately prior to the closing of the respective event (subject to equitable adjustment in the event of stock splits, stock dividends, stock combinations, reclassifications or similar events). Upon conversion in the event of a change of control or at the maturity date, the outstanding principal amount and unpaid accrued interest of the convertible debt is converted into a number of Company Series D Convertible Preferred Stock at a conversion price of $10.27 per share (subject to equitable adjustment in the event of stock splits, stock dividends, stock combinations, reclassifications or similar events).

Given that the May 2022 maturity date is more than one year away from the issuance of the convertible debt, the convertible debt is classified as a long-term obligation. Following the closing of the business combination discussed in Note 18 “Subsequent Events" the convertible debt was automatically cancelled and converted into the right to receive shares of Longview common stock.

The conversion option upon a change of control was identified as an embedded derivative within the convertible debt; however, its fair value as of the issuance date and as of December 31, 2020 was deemed to be de minimis as the occurrence of a change of control was deemed to be remote at both dates. Furthermore, there were no beneficial conversion features identified in the convertible debt.

The issuance costs related to the convertible debt were $1.5 million. The costs are included in convertible debt on the consolidated balance sheet. The issuance costs are amortized over the term of the convertible debt. The Company recorded interest expense and amortization expense for the issuance costs of $1.0 million for the year ended December 31, 2020.

Note 17. Commitments and Contingencies

Commitments

Operating leases:

The Company leases office space under operating leases. Minimum rental payments under operating leases are recognized on a straight-line basis over the term of the lease. Rent expense under the operating lease was $2.1 million and $1.9 million in 2020 and 2019, respectively.

The following is a schedule of future minimum rental payments under non-cancelable operating leases with initial terms in excess of one year (in thousands):

Years ending December 31:
2021	$1,044
2022	2,043
2023	1,934
2024	1,904
2025	1,987
Thereafter	7,354
Total future minimum rental payments	$16,266

Purchase commitments:

The Company enters into inventory purchase commitments with third-party manufacturers in the ordinary course of business. These commitments are generally non-cancellable and are based on sales forecasts. These agreements range from one to five-year periods and may contain fixed or minimum annual commitments, subject to certain provisions that allow the Company to renegotiate the commitment. The aggregate amount of minimum inventory purchase commitments as of December 31, 2020 was $169.3 million.

During 2019, the Company entered into an agreement with a certain third party manufacturing vendor. Under the 2019 agreement, as of December 31, 2019, the Company had a prepaid vendor advance, net of write-downs of approximately $46.9 million. In August 2020, the Company and the vendor qualified the manufacturing process specified in the 2019 agreement and the Company began purchasing product from the vendor. In November 2020, the Company and the vendor amended the 2019 inventory supply arrangement. The amended agreement included provisions to increase the aggregate purchase commitments to $169.3 million and extend the time frame of the agreement to December 2022. The provisions of the agreement also allow the Company, once the defined cumulative purchase threshold per the agreement is reached, to pay for a portion of the subsequent inventory purchases using the vendor advance.

During the year ended December 31, 2020 the Company recognized a net loss on the vendor purchase commitment of $53.2 million in product cost of revenue. The net loss was comprised of $10.6 million, recorded as a write-down of the vendor advance and $42.6 million, accrued as a liability. During the year ended December 31, 2019 the Company recognized a net of loss on the vendor purchase commitment of $9.5 million, recorded as a write-down of the vendor advance in product cost of revenue. The Company applied the guidance in Topic 330, Inventory to determine the loss. The Company considered a variety of factors and data points when determining the existence and scope of a loss for the minimum purchase commitment. The factors and data points included Company specific forecasts which are reliant on the Company’s limited sales history, agreement specific provisions, macroeconomic factors and market and industry trends. Determining the loss is subjective and requires significant management judgment and estimates. Future events may differ from those assumed in the Company’s assessment, and therefore the loss may change in the future.

As of December 31, 2020, the Company has a prepaid advance of $36.4 million, net of write-downs and an accrual of $42.6 million related to the agreement. The portion of the balances that is expected to be utilized in the next 12 months is included in current assets and current liabilities in the accompanying consolidated balance sheets.

Other Purchase Commitments:

In September 2020, the Company has renegotiated certain inventory purchase commitments with other third party manufacturing vendors and as a result certain inventory purchase commitments have been cancelled. As a result of the renegotiations, the Company has recorded the expected losses on those commitments of $6.9 million as of December 31, 2020.

Other commitments:

The Company sponsors a 401(k) defined contribution plan covering all eligible US employees. Contributions to the 401(k) plan are discretionary. The Company did not make any matching contributions to the 401(k) plan for the years ended December 31, 2020 and 2019.

Contingencies

The Company is involved in litigation and legal matters which have arisen in the normal course of business, including but not limited to medical malpractice matters. Although the ultimate results of these matters are not currently determinable, management does not expect that they will have a material effect on the Company’s consolidated balance sheet, statements of operations and comprehensive loss, or cash flows.

On December 14, 2020, a stockholder of Longview filed a lawsuit in the Supreme Court of the State of New York, County of New York against Longview and the members of the Longview Board, styled Nair v. Longview Acquisition Corp. et al. (the “Nair Complaint”). On December 16, 2020, a second stockholder of Longview filed a lawsuit in the Supreme Court of the State of New York, County of New York against Longview, the members of its board of directors, and Butterfly, styled Lau v. Longview Acquisition Corp., et al. (the “Lau Complaint”). Both the Nair Complaint and the Lau Complaint alleged, among other things, that (i) defendants engaged in an unfair sales process and agreed to inadequate consideration in connection with the proposed transaction, and (ii) that the Registration Statement filed with the SEC on November 27, 2020 in connection with the proposed transaction is materially misleading, and sought, among other things, to enjoin the proposed transaction, rescind the transaction or award rescissory damages to the extent it is consummated, and an award of attorneys’ fees and expenses. The Nair Complaint was voluntarily dismissed on February 21, 2021, and the Lau Complaint was voluntarily dismissed on March 2, 2021. The parties currently are in negotiation regarding a potential attorney fee award.

The Company enters into indemnification provisions under some agreements with other parties in the ordinary course of business, including business partners, investors, contractors, customers, and the Company’s officers, directors and certain employees. The Company has agreed to indemnify and defend the indemnified party claims and related losses suffered or incurred by the indemnified party from actual or threatened third-party claim because of the Company’s activities or non-compliance with certain representations and warranties made by the Company. It is not possible to determine the maximum potential loss under these indemnification provisions due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, losses recorded in the Company’s consolidated statements of operations and comprehensive loss in connection with the indemnification provisions have not been material.

Note 18. Subsequent Events

The Company has evaluated events through March 29, 2021, for possible adjustment to or disclosure in the financial statements, which is the date on which the financial statements were available to be issued.

On January 23, 2021, our former Chief Executive Officer and member of the Board of Directors resigned from his position as Chief Executive Officer. Pursuant to the separation agreement between the former Chief Executive Officer and the Company, the former officer received cash compensation and equity-based compensation. The cash compensation includes a severance payment and an annual performance bonus payment. The equity compensation includes the acceleration of vesting of the officer’s service based options. The acceleration of 1.5 million options was pursuant to the original option award agreement in case of separation from the Company.

On January 23, 2021, with the approval of the Board of Directors, the Company entered into a binding term sheet agreement with its current Chief Executive Officer. The agreement includes cash and equity-based compensation. The cash compensation includes an annual salary, an annual performance bonus, sign on bonuses and reimbursement of various transition expenses. The equity compensation includes (1) an option award to purchase 1,500,000 of the Company’s Common Stock and (2) a restricted stock unit award to receive 1,000,000 shares of the Company’s Common Stock.

The option award will vest based on continued service, which is over 4 years. The grant date fair value of the stock options will be recognized as stock-based compensation expense over the requisite service period. The restricted stock unit award is subject to certain service conditions and performance conditions. The service condition for this award is satisfied by providing service to the Company based on the defined service period of 4 years per the award agreement. The performance-based condition is satisfied upon the occurrence of a business combination event as defined in the award agreement. The achievement of the performance condition and the commencement of the related expense recognition event will not occur until the event is deemed probable which will occur once the business combination is consummated.

On February 11, 2021, the Company granted 400,000 restricted stock units to select employees. Each award will vest based on continued service which is generally over 4 years. The grant date fair value of the award will be recognized as stock-based compensation expense over the requisite service period.

On February 12, 2021, the Company completed a business combination with Longview Acquisition Corp (“Longview”), a Special Purpose Acquisition Company. As a result of the business combination, the Company received gross proceeds of approximately $589 million. In connection with the closing of the business combination, the Company’s outstanding Convertible Preferred Stock was automatically cancelled and converted into the right to receive shares of Longview common stock. In addition, the Company’s convertible debt was automatically cancelled and converted into the right to receive shares of Longview common stock and the Company repaid the PPP loan in full with the proceeds received from the transaction. The business combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Longview will be treated as the “acquired” company for financial reporting purposes.